CERTIFICATE OF ELIMINATION OF
THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
ILLUMINA, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

Illumina, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation on March 26, 2013, resolutions were duly adopted setting forth the proposed elimination of the Series A Junior Participating Preferred Stock as set forth herein:

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination (the “Certificate of Elimination”) setting forth that none of the existing Series A Junior Participating Preferred Stock of the Company is outstanding, and that, as of the effective time of the Certificate of Elimination, none will be outstanding or will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on January 26, 2012, and such Certificate of Elimination shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation of the Company, as amended, all matters set forth in such Certificate of Designations with respect to the Series A Junior Participating Preferred Stock.
SECOND: That the Certificate of Designations establishing 250,000 shares of the above Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on January 26, 2012. None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD: That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation, as previously amended, is hereby amended to eliminate all reference to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 27th day of March, 2013.

ILLUMINA, INC.

By: /s/ Christian G. Cabou___________
Name: Christian G. Cabou
Title: Senior Vice President, General Counsel and Secretary